CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated November 18, 2024, with respect to the audited balance sheet of Spark Fund One, LLC as of September 30, 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from inception to September 30, 2024, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

December 10, 2024